NEWS RELEASE

Coeur Reports Second Quarter 2025 Results
Record quarterly financial results; double-digit production increases; revolver extinguished; stock repurchase program initiated; full-year production and CAS1 guidance reaffirmed

Chicago, Illinois - August 6, 2025 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported record second quarter 2025 financial results, including revenue of $481 million and cash flow from operating activities of $207 million. The Company reported record quarterly GAAP net income from continuing operations of $71 million, or $0.11 per share. On an adjusted basis1, Coeur reported record quarterly EBITDA of $244 million, record cash flow from operating activities before changes in working capital of $162 million and record net income from continuing operations of $127 million, or $0.20 per share.

Key Highlights
•Strong production and cost performance drove margin expansion – Each of Coeur’s five operations generated strong production increases and delivered positive free cash flow. Quarterly silver production of 4.7 million ounces was 27% higher quarter-over-quarter and 79% higher year-over-year. Gold production increased 25% quarter-over-quarter and 38% year-over-year to 108,487 ounces. Average realized prices for gold and silver increased 15% and 5% respectively, compared to the first quarter while costs applicable to sales per gold and silver ounce1 declined by approximately 6% quarter-over-quarter
•Record quarterly financial results – Fourth consecutive quarter of positive free cash flow, which increased more than eightfold versus the prior quarter to a record $146 million. Adjusted EBITDA1 increased 64% versus the prior quarter to a record $244 million, bringing the last twelve-month (“LTM”) total to $635 million. Fifth consecutive quarter of net income, which totaled a record $71 million, or $0.11 per share
•Accelerated debt reduction initiative led to further balance sheet strengthening – The remaining $110 million balance on the revolving credit facility (“RCF”)2 was repaid during the quarter, quarter-end cash and equivalents increased to $112 million, and the net leverage ratio decreased to 0.4x at quarter-end
•Stock repurchase program authorized with initial activity in the quarter – On May 27, 2025, Coeur announced a $75 million share repurchase program. During the second quarter, the Company repurchased 216,500 shares at an average price of $9.24 per share
•Rochester crushed ore rates continued to increase – The newly-expanded Rochester silver and gold operation in Nevada crushed 6.7 million tons during the quarter, representing an increase of 24% compared to the previous quarter, reflecting steady increases in crushing circuit availability. Rochester silver and gold production increased 50% and 79%, respectively, compared to the second quarter of 2024 and remains on track to deliver on its full-year guidance ranges
•Reaffirming full-year production and cost guidance - Coeur remains positioned to deliver guided 2025 production of 380,000 - 440,000 ounces of gold and 16.7 - 20.3 million ounces of silver, which represent year-over-year expected increases of 20% and 62% for gold and silver, respectively3. The Company also reaffirmed its full-year CAS1 guidance

“Coeur’s record second quarter reflects strong contributions from all five of our North American gold and silver operations, including the first full quarter from the recently acquired Las Chispas mine,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer. “Together with the benefit of higher gold and silver prices, we saw a step change in our financial results in the quarter, including an impressive $146 million of free cash flow, while we eliminated the remaining balance on our RCF2 and began buying back shares.”

“Looking ahead to the second half of the year, we expect even higher gold and silver production levels consistent with our re-affirmed 2025 production and cost guidance. We remain uniquely positioned to leverage higher gold and silver prices, which is expected to lead to over $800 million of full-year 2025 adjusted EBITDA and over $400 million of full-year 2025 free cash flow.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Gold Sales	$323.1	$235.3	$205.2	$223.8	$154.1
Silver Sales	$157.5	$124.7	$100.2	$89.7	$67.9
Consolidated Revenue	$480.7	$360.1	$305.4	$313.5	$222.0
Costs Applicable to Sales[4]	$229.5	$204.3	$158.8	$156.7	$144.7
General and Administrative Expenses	$13.3	$13.9	$11.1	$11.0	$11.2
Net Income (Loss)	$70.7	$33.4	$37.9	$48.7	$1.4
Net Income (Loss) Per Share	$0.11	$0.06	$0.08	$0.12	$0.00
Adjusted Net Income (Loss)[1]	$127.4	$59.9	$45.3	$47.2	$(3.4)
Adjusted Net Income (Loss)[1] Per Share	$0.20	$0.11	$0.11	$0.12	$(0.01)
Weighted Average Shares Outstanding	643.1	521.2	401.0	400.8	399.9
EBITDA[1]	$203.0	$105.3	$104.6	$121.1	$49.7
Adjusted EBITDA[1]	$243.5	$148.9	$116.4	$126.0	$52.4
Cash Flow from Operating Activities	$207.0	$67.6	$63.8	$111.1	$15.2
Capital Expenditures	$60.8	$50.0	$47.7	$42.0	$51.4
Free Cash Flow[1]	$146.2	$17.6	$16.1	$69.1	$(36.2)
Cash, Equivalents & Short-Term Investments	$111.6	$77.6	$55.1	$76.9	$74.1
Total Debt[5]	$380.7	$498.3	$590.1	$605.2	$629.3
Average Realized Price Per Ounce – Gold	$3,021	$2,635	$2,399	$2,309	$2,003
Average Realized Price Per Ounce – Silver	$33.72	$32.05	$31.11	$29.86	$26.20
Gold Ounces Produced	108,487	86,766	87,149	94,993	78,696
Silver Ounces Produced	4.7	3.7	3.2	3.0	2.6
Gold Ounces Sold	106,948	89,316	85,555	96,913	76,932
Silver Ounces Sold	4.7	3.9	3.2	3.0	2.6
Adjusted CAS per AuOz[1]	$1,260	$1,330	$1,192	$1,113	$1,264
Adjusted CAS per AgOz[1]	$13.41	$14.28	$16.93	$15.67	$17.71

Financial Results
Second quarter 2025 revenue totaled $481 million compared to $360 million in the prior period and $222 million in the second quarter of 2024. The Company produced 108,487 and 4.7 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 106,948 ounces of gold and 4.7 million ounces of silver. Average realized gold and silver prices for the quarter were $3,021 and $33.72 per ounce, respectively, compared to $2,635 and $32.05 per ounce in the prior period and $2,003 and $26.20 per ounce in the second quarter of 2024.
Gold and silver sales represented 67% and 33% of quarterly revenue, respectively, compared to 65% and 35% in the prior period. The Company’s U.S. operations accounted for approximately 55% of second quarter revenue compared to 57% in the first quarter of 2025, which included 45 days of production from Las Chispas following the closing of the SilverCrest transaction on February 14, 2025.
Adjusted costs applicable to sales per ounce1 of gold and silver decreased 5% and 6% quarter-over-quarter, respectively, largely due to higher metal sales. General and administrative expenses decreased $1 million, or 4%, quarter-over-quarter to $13 million, driven by annual incentive payouts paid in the prior period.

Coeur invested approximately $30 million ($23 million expensed and $7 million capitalized) in exploration during the quarter, compared to approximately $22 million ($20 million expensed and $2 million capitalized) in the prior period. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $63 million during the second quarter. Cash income and mining taxes paid during the period totaled approximately $38 million. Fluctuations in foreign exchange rates on deferred tax balances increased income and mining tax expense by $28.3 million and decreased income and mining tax expense by $0.2 million for the three months ended June 30, 2025 and March 31, 2025, respectively. The impact of foreign exchange rates on deferred tax balances is predominantly due to the Mexican Peso and deferred taxes resulting from Las Chispas purchase price accounting.
Quarterly operating cash flow totaled $207 million compared to $68 million in the prior period, mainly driven by stronger operating performance at each of the Company’s five mines, as well as increased metal sales and higher average metals prices. Changes in working capital during the quarter were $45 million.
Second quarter capital expenditures were $61 million compared to $50 million in the prior period. Sustaining and development capital expenditures accounted for approximately $48 million and $13 million, or 79% and 21%, respectively, of Coeur’s total capital investment during the quarter.

Operations
Second quarter 2025 highlights for each of the Company’s operations are provided below.
Las Chispas, Mexico

(Dollars in millions, except per ounce amounts)	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Tons milled	118,399	59,368	—	—	—
Average gold grade (oz/t)	0.150	0.130	—	—	—
Average silver grade (oz/t)	13.32	12.71	—	—	—
Average recovery rate – Au	93.8%	94.8%	—%	—%	—%
Average recovery rate – Ag	94.4%	94.6%	—%	—%	—%
Gold ounces produced	16,271	7,175	—	—	—
Silver ounces produced (000’s)	1,489	714	—	—	—
Gold ounces sold	16,025	9,607	—	—	—
Silver ounces sold (000’s)	1,479	924	—	—	—
Average realized price per gold ounce	$3,315	$2,902	$—	$—	$—
Average realized price per silver ounce	$33.48	$32.63	$—	$—	$—
Metal sales	$102.7	$58.0	$—	$—	$—
Costs applicable to sales[4]	$57.7	$42.8	$—	$—	$—
Adjusted CAS per AuOz[1]	$894	$744	$—	$—	$—
Adjusted CAS per AgOz[1]	$8.94	$8.38	$—	$—	$—
Exploration expense	$3.3	$1.9	$—	$—	$—
Cash flow from operating activities	$58.6	$97.1	$—	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$9.2	$5.3	$—	$—	$—
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$9.2	$5.3	$—	$—	$—
Free cash flow[1]	$49.4	$91.8	$—	$—	$—
Operational
•Second quarter gold and silver production totaled 16,271 ounces and 1,488,672 ounces, respectively, compared to 7,175 gold ounces and 714,239 silver ounces in the prior period, which included 45 days of production following the closing of the SilverCrest transaction on February 14, 2025
•Production during the quarter benefited from higher average gold and silver grades
Financial
•Adjusted CAS1 for gold and silver on a co-product basis totaled $894 for gold and $8.94 for silver
•Gold and silver accounted for approximately 48% and 52%, respectively, of revenue during the quarter
•Free cash flow1 in the second quarter totaled $49 million compared to $91.8 million in the prior period, which included the sale of held bullion and finished goods totaling $72 million
Exploration
•Exploration investment in the second quarter totaled approximately $3 million (substantially all expensed) compared to $2 million (substantially all expensed) in the prior period
•Up to eight rigs were active during the quarter: five on surface and three underground. The primary focus was on the Babicanora and Las Chispas Blocks as well as the Gap Zone located between these two blocks
•On the Las Chispas Block and in the Gap Zone, the Augusta, William Tell Mini, North Las Chispas and La Sopresa veins delivered very favorable results and continued to expand. Notably, the high-grade Augusta discovery made earlier this year has now been traced over 320 meters along strike and 150 meters down dip, consistently yielding multi-kilo grade intercepts on a silver equivalent basis. In addition, the North Las Chispas Vein returned intercepts of significantly higher grade than previously encountered. These strong results support the potential for expansion of these resource zones and contribution towards year-end reserve and resource calculations
•In the Babicanora Block, infill drilling has been delivering excellent results, providing enhanced potential for upgrade of inferred resources
•In the third quarter, drilling is expected to continue on all veins detailed above and scout drilling is expected to commence on a number of targets across the district
Guidance
•Prorated production reflecting 10.5 months is expected to be 42,500 - 52,500 ounces of gold and 4.25 - 5.25 million ounces of silver
•Prorated adjusted CAS1 reflecting 10.5 months are expected to be $850 - $950 per gold ounce and $9.25 - $10.25 per silver ounce
•Prorated capital expenditures reflecting 10.5 months are expected to be $30 - $34 million, consisting primarily of sustaining capital
•Prorated exploration investment reflecting 10.5 months is expected to be $16 - $18 million (substantially all expensed)

Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Tons milled	483,880	440,920	419,008	413,463	429,561
Average gold grade (oz/t)	0.060	0.050	0.059	0.070	0.066
Average silver grade (oz/t)	4.06	4.36	4.17	5.15	4.49
Average recovery rate – Au	92.9%	95.2%	91.2%	94.8%	89.9%
Average recovery rate – Ag	88.6%	87.4%	88.3%	85.6%	82.8%
Gold ounces produced	27,272	23,032	22,490	27,549	25,467
Silver ounces produced (000’s)	1,741	1,680	1,543	1,823	1,596
Gold ounces sold	26,782	22,713	22,353	28,655	24,313
Silver ounces sold (000’s)	1,720	1,636	1,598	1,861	1,542
Average realized price per gold ounce	$2,093	$1,924	$1,750	$1,922	$1,744
Average realized price per silver ounce	$33.76	$31.85	$31.27	$29.71	$26.48
Metal sales	$114.1	$95.8	$89.1	$110.4	$83.2
Costs applicable to sales[4]	$48.7	$43.7	$45.5	$47.5	$48.2
Adjusted CAS per AuOz[1]	$888	$882	$894	$818	$1,006
Adjusted CAS per AgOz[1]	$14.39	$14.37	$15.92	$12.60	$15.24
Exploration expense	$4.0	$3.9	$3.8	$4.3	$2.6
Cash flow from operating activities	$47.9	$8.7	$33.2	$55.6	$23.7
Sustaining capital expenditures (excludes capital lease payments)	$3.6	$2.5	$6.5	$4.0	$3.1
Development capital expenditures	$2.0	$3.4	$3.4	$4.0	$2.8
Total capital expenditures	$5.6	$5.9	$9.9	$8.0	$5.9
Free cash flow[1]	$42.3	$2.8	$23.3	$47.6	$17.8
Operational
•Second quarter gold and silver production totaled 27,272 and 1.7 million ounces, respectively, compared to 23,032 and 1.7 million ounces in the prior period and 25,467 and 1.6 million ounces in the second quarter of 2024

•Production during the quarter benefited from higher average silver recoveries, higher average gold grade and higher tons milled, driven in part by greater contributions from Hidalgo development ore following the completion of the Hidalgo portal last year
Financial
•Adjusted CAS1 for gold and silver on a co-product basis decreased slightly quarter-over-quarter to $888 and $14.39 per ounce, respectively, driven by higher metal sales
•Capital expenditures totaled $6 million, which were flat compared to the prior period
•Free cash flow1 in the second quarter increased to $42 million compared to $3 million in the prior period, driven by lower tax payments this quarter
Exploration
•Exploration investment remained consistent quarter-over-quarter at approximately $4 million (substantially all expensed)
•The exploration program ramped up to eight rigs across the property during the second quarter
•Key areas of drilling activity included expansion of the mine trend to the northwest and the southeast. The northwestern portion of the mine trend, called the Hidalgo Corridor, includes the Hidalgo, Libertad and San Juan zones. Expansion drilling to the southeast of the mine trend involves validation drilling of the Independencia Sur block that was acquired from Fresnillo in 2024 and includes the Independencia Sur vein and other vein targets. Scout drilling also continued at Camuchin
•On the Hidalgo Corridor, drilling continues to deliver excellent results, outlining an additional 350 meters of strike length year to date. Drilling is extending the trend back towards the area that includes the original open pit, processing plant and the high-grade La Prieta system. Since its discovery in 2019, Hidalgo has become Palmarejo’s second largest reserve after Guadalupe and is expected to expand further. Three rigs are expected to remain active in the Hidalgo Corridor through year-end
•At the Independencia Sur block, validation drilling is focused on the southeastern extension of mine corridor veins into this block, immediately adjacent to existing infrastructure and outside the area of interest of the Franco-Nevada gold stream agreement. Multiple veins, including Bruno and Independencia Sur, as well as potential new zones, have been intersected. As many as five rigs are expected to remain active in the Independencia Sur block through year-end
•At Camuchin, scout drilling has confirmed multiple veins spanning several kilometers. Ongoing geological work is aimed at refining targets, with highly encouraging results to date
•A follow-up program to the 2024 pilot high-resolution geophysical survey commenced during the quarter. This effort has significantly improved subsurface targeting and is driving faster, more cost-effective drilling campaigns
•Validation drilling also commenced on the Guazapares trend over the San Miguel deposit following the successful amendment to an agreement with the Guazapares Ejido in the first quarter
Other
•Approximately 48% of Palmarejo’s gold sales in the second quarter were sold under the gold stream agreement with Franco-Nevada at a price of $800 per ounce, totaling 12,986 ounces. The Company anticipates approximately 40% - 50% of Palmarejo’s 2025 gold sales will be sold under the gold stream agreement

Guidance
•Full-year 2025 production is expected to be 95,000 - 105,000 ounces of gold and 5.4 - 6.5 million ounces of silver
•Adjusted CAS1 in 2025 are expected to be $950 - $1,150 per gold ounce and $17.00 - $18.00 per silver ounce
•Capital expenditures are expected to be $26 - $32 million, consisting primarily of sustaining capital and underground development
•Exploration investment in 2025 is expected to be $16 - $18 million (substantially all expensed)

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Ore tons placed	7,851,665	6,987,324	8,226,820	7,064,623	5,102,800
Average silver grade (oz/t)	0.60	0.59	0.44	0.57	0.59
Average gold grade (oz/t)	0.003	0.003	0.003	0.002	0.002
Silver ounces produced (000’s)	1,456	1,284	1,551	1,155	973
Gold ounces produced	14,302	13,353	15,752	9,690	8,006
Silver ounces sold (000’s)	1,438	1,282	1,571	1,098	985
Gold ounces sold	13,881	14,713	14,824	9,186	8,150
Average realized price per silver ounce	$33.88	$31.86	$30.97	$30.13	$25.78
Average realized price per gold ounce	$3,333	$2,840	$2,604	$2,492	$2,131
Metal sales	$95.0	$82.6	$87.2	$56.0	$42.8
Costs applicable to sales[4]	$47.9	$48.5	$51.5	$39.4	$36.7
Adjusted CAS per AgOz[1]	$16.83	$18.41	$17.96	$20.88	$21.58
Adjusted CAS per AuOz[1]	$1,675	$1,670	$1,495	$1,735	$1,813
Prepayment, working capital cash flow	$—	$(17.5)	$—	$—	$—
Exploration expense	$1.2	$1.5	$2.7	$1.0	$1.0
Cash flow from operating activities	$39.6	$(7.0)	$26.0	$3.2	$(5.9)
Sustaining capital expenditures (excludes capital lease payments)	$20.7	$8.5	$10.4	$7.0	$9.9
Development capital expenditures	$3.8	$6.4	$3.5	$3.1	$17.6
Total capital expenditures	$24.5	$14.9	$13.9	$10.1	$27.5
Free cash flow[1]	$15.1	$(21.9)	$12.1	$(6.9)	$(33.4)
Operational
•Silver and gold production in the second quarter increased to 1.5 million and 14,302 ounces, respectively, compared to 1.3 million and 13,353 ounces in the prior period and 1.0 million and 8,006 ounces in the second quarter of 2024
•Ore tons placed during the quarter totaled 7.9 million tons, consisting of approximately 6.7 million tons through the crushing circuit, up from 5.5 million tons in the prior quarter. Additionally, the Company placed approximately 1.1 million tons of direct to pad (DTP) material, down from 1.5 million tons of DTP material placed in the prior quarter
•Work progressed on the campaign to remove eight million tons from the legacy Stage I and Stage II leach pads to facilitate exploration drilling and future planned mining activities. Approximately 4.8 million tons have been removed year-to-date, with project completion expected in the third quarter of 2025
Financial
•Second quarter adjusted CAS1 for silver and gold on a co-product basis totaled $16.83 and $1,675 per ounce, respectively, mainly driven by higher metal sales

•Capital expenditures increased on a quarter-over-quarter basis to $25 million compared to $15 million in the prior period, driven mainly by capitalized stripping to offload material from the legacy Stage I and II leach pads
•Free cash flow1 in the second quarter totaled $15 million compared to $(22) million in the prior period
Exploration
•Exploration investment in the second quarter totaled approximately $4 million ($1 million expensed and $3 million capitalized) compared to roughly $2 million ($2 million expensed and $1 million capitalized) in the prior quarter
•Up to two rigs were active during the quarter. Target areas included East Rochester, Lincoln Hill and the expected highly prospective corridor between Nevada Packard and Rochester
•A small diamond core drill program completed at East Rochester during the quarter successfully delineated the edges of the Wedge target and areas of colluvium in advance of a larger-scale drill campaign expected to begin in the fourth quarter of 2025, following the partial removal of legacy Stage I and Stage II leach pads
•A validation and expansion program at Lincoln Hill commenced during the quarter and is expected to continue through the third quarter of 2025
•Ongoing geological modeling at Nevada Packard and Rochester is extending interpretations into the connecting corridor. Strong geophysical responses and historic workings support the presence of high-grade structures continuing between the pits. As a result, an initial scout drill program commenced during the quarter, with two holes already completed in the corridor
Guidance
•Full-year 2025 production is expected to be 7.0 - 8.3 million ounces of silver and 60,000 - 75,000 ounces of gold
•Adjusted CAS1 for 2025 are expected to be $14.50 - $16.50 per silver ounce and $1,250 - $1,450 per gold ounce
•Capital expenditures are expected to be $57 - $70 million, which reflects an eight-million-ton stripping campaign for the removal of Stage I and II legacy leach pads to access ore zones in the eastern portion of the open pit, modifications after startup of the crusher corridor and final negotiated payment with a key contractor of the expansion construction
•Exploration investment in 2025 is expected to be $13 - $16 million ($11 - $12 million expensed and $2 - $4 million capitalized)

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Tons milled	192,169	185,344	183,639	165,916	182,043
Average gold grade (oz/t)	0.15	0.13	0.16	0.16	0.14
Average recovery rate	91.8%	93.3%	91.8%	90.4%	92.3%
Gold ounces produced	26,555	22,715	26,931	24,104	23,202
Gold ounces sold	26,751	22,205	25,839	24,800	23,539
Average realized price per gold ounce, gross	$3,410	$2,990	$2,702	$2,563	$2,223
Treatment and refining charges per gold ounce	$56	$53	$53	$56	$52
Average realized price per gold ounce, net	$3,354	$2,937	$2,649	$2,507	$2,171
Metal sales	$89.8	$65.2	$68.3	$62.2	$51.1
Costs applicable to sales[4]	$46.1	$42.2	$39.7	$38.1	$40.7
Adjusted CAS per AuOz[1]	$1,713	$1,882	$1,529	$1,539	$1,734
Prepayment, working capital cash flow	$—	$(12.1)	$(12.9)	$11.8	$(11.8)
Exploration expense	$1.5	$3.3	$0.7	$2.0	$1.3
Cash flow from operating activities	$36.0	$5.9	$8.5	$38.1	$(7.2)
Sustaining capital expenditures (excludes capital lease payments)	$12.3	$15.2	$18.9	$20.0	$16.5
Development capital expenditures	$4.0	$0.3	$—	$—	$—
Total capital expenditures	$16.3	$15.5	$18.9	$20.0	$16.5
Free cash flow[1]	$19.7	$(9.6)	$(10.4)	$18.1	$(23.7)
Operational
•Gold production in the second quarter increased to 26,555 ounces compared to 22,715 ounces in the prior period and 23,202 ounces in the second quarter of 2024
•Stronger production during the quarter was driven by higher tons milled and higher average gold grade offset by lower recoveries
Financial
•Second quarter adjusted CAS1 decreased to $1,713 per ounce compared to $1,882 per ounce in the prior period, due primarily to increased metal sales
•Capital expenditures increased 5% quarter-over-quarter to $16 million. The second quarter marked the end of the multi-year underground mine development program at Kensington
•Free cash flow1 in the second quarter increased to $20 million, reflecting increased metals sales
Exploration
•Exploration investment in the second quarter totaled approximately $5 million ($2 million expensed and $3 million capitalized), compared to $5 million ($3 million expensed and $2 million capitalized) in the prior period
•Drilling at Kensington is progressing exceptionally well, with drill footage targets achieved ahead of schedule and under budget during the quarter. Drill targets include Elmira, Upper and Lower Kensington and Johnson
•At Elmira and Elmira South, second quarter drilling was focused primarily on infill work. Notably, the newly-discovered Elmira Hanging Wall Zone first identified in 2024 returned several high-grade intercepts and is expected to be included in the year-end 2025 resource estimates for the first time
•In Upper Kensington, both expansion and infill drilling at Zones 30 and 30B continue to return high-grade intercepts. Additionally, expansion drilling in Zone 10 (Lower Kensington) is extending the mineralization up-dip into Upper Kensington

•Following very strong results from initial test drilling at the Johnson target in 2024, an increased budget of $1.6 million was approved during the quarter. Drilling is ongoing, and this area is also expected to contribute to year-end reserve and resource estimates
•Due to excellent progress across the Kensington programs this year, the number of active drill rigs will be reduced in the second half. During the summer, one rig is expected to be dedicated to scout drilling on a new target called Ivanhoe and Hope, located approximately 1.2 miles northwest of the Kensington mine workings
Guidance
•Full-year 2025 production is expected to be 92,500 - 107,500 gold ounces
•Adjusted CAS1 in 2025 are expected to be $1,700 - $1,900 per gold ounce
•Capital expenditures are expected to be $55 - $64 million, which reflects the completion of the multi-year development and exploration program in the first half of the year as well as an $18 - $22 million investment to raise the main tailings storage facility embankment as part of the expansion of the existing facility, which is expected to be executed over the next two years
•Exploration investment in 2025 is expected to be $11 - $14 million ($6 - $8 million expensed and $5 - $6 million capitalized)

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2Q 2025	1Q 2025	4Q 2024	3Q2024	2Q 2024
Ore tons placed	1,105,605	1,033,699	1,164,894	1,424,649	1,162,437
Average gold grade (oz/t)	0.035	0.020	0.023	0.046	0.032
Gold ounces produced	24,087	20,491	21,976	33,650	22,021
Silver ounces produced (000’s)	36	51	54	42	69
Gold ounces sold	23,509	20,078	22,539	34,272	20,930
Silver ounces sold (000’s)	35	50	54	45	65
Average realized price per gold ounce	$3,315	$2,827	$2,620	$2,440	$2,064
Metal sales	$79.1	$58.4	$60.7	$85.0	$45.0
Costs applicable to sales[4]	$29.0	$27.0	$22.1	$31.8	$19.1
Adjusted CAS per AuOz[1]	$1,175	$1,260	$902	$885	$822
Prepayment, working capital cash flow	$—	$(12.5)	$—	$—	$—
Exploration expense	$3.5	$2.6	$2.7	$2.3	$1.1
Cash flow from operating activities	$41.4	$15.7	$22.2	$51.6	$17.0
Sustaining capital expenditures (excludes capital lease payments)	$2.3	$6.4	$2.9	$2.8	$1.2
Development capital expenditures	$1.3	$1.0	$—	$—	$—
Total capital expenditures	$3.6	$7.4	$2.9	$2.8	$1.2
Free cash flow[1]	$37.8	$8.3	$19.3	$48.8	$15.8
Operational
•Gold production in the second quarter increased 18% quarter-over-quarter to 24,087 ounces, driven by higher gold grades
Financial
•Adjusted CAS1 on a by-product basis decreased 7% quarter-over-quarter to $1,175 per ounce, due primarily to higher gold sales
•Capital expenditures totaled approximately $4 million compared to $7 million in the prior period

•Free cash flow1 in the second quarter increased to $38 million compared to $8 million in the prior period
Exploration
•Exploration investment during the second quarter totaled $4 million (substantially all expensed), compared to $3 million (substantially all expensed) in the prior quarter
•Expansion and infill drilling programs at Wedge and North Foley were completed during the quarter. All remaining 2025 drilling is expected to focus on infill work at Juno
•Results from both Wedge and North Foley met expectations, and these zones are expected to contribute meaningfully to year-end reserve and resource estimates
•Exploration priorities in the third quarter include infill drilling at Juno, following up on 2024 expansion drilling, which extended mineralization approximately 500 feet to the northwest
Guidance
•Full-year 2025 production is expected to be 90,000 - 100,000 gold ounces and 50,000 - 200,000 ounces of silver
•Adjusted CAS1 in 2025 are expected to be $1,250 - $1,350 per gold ounce
•Capital expenditures are expected to be $13 - $17 million, which reflects increased infill drilling expected to materially extend the mine life as well as other investments which are expected to be required to convert the Juno and North Foley deposits into reserves
•Exploration investment in 2025 is expected to be $7 - $10 million (substantially all expensed)

Exploration
The Company’s exploration investment in 2025 is expected to total $67 - $77 million for expansion drilling (classified as exploration expense) and $10 - $16 million for infill drilling (capitalized exploration) for a total expected investment of $77 - $93 million.
Top exploration priorities for 2025 are: (1) continuing to build the inferred pipeline at Palmarejo to provide optionality to the operation, including to the East of existing operations, where 60% of this year’s exploration investment is budgeted; (2) outlining higher-grade structures to enhance the near-term margin and longer-term free cash flow profile of Rochester; (3) maintaining a 5-year reserve-based mine life at Kensington while finding higher-grade zones to bolster cash flow; (4) completing the expansion and infill programs at Wharf to add to the life of mine; (5) building on the new geological model and understanding at Silvertip to grow the resource base, and; (6) rapidly building detailed knowledge of Las Chispas and maintaining mine life.
During the second quarter, Coeur invested approximately $30 million ($23 million expensed and $7 million capitalized), compared to roughly $22 million ($20 million expensed and $2 million capitalized) in the prior period.
At Silvertip, exploration investment totaled approximately $9 million in the second quarter, compared to $6 million in the prior period. Following completion of the geological model in the first quarter of 2025, exploration drilling commenced in May. During the second quarter, drilling at Silvertip focused on three targets; Southern Silver, Discovery, and Saddle Zones, using one underground rig and three surface rigs. Alongside drilling, final preparations and planning were completed for the summer surface exploration program, which includes geological mapping, rock chip sampling, and stream and soil geochemical surveys.

2025 Guidance
The Company has reaffirmed its 2025 production and costs applicable to sales guidance ranges as shown below. Regarding 2025 capital guidance (which excludes capital leases), the Company has elected to fund $10 million of sustaining capital with cash versus previously planned capital leases due to the overall improved financial position of the Company. Due to the Company’s strong share price performance in 2025, the Company has increased its 2025 G&A expense guidance to reflect the non-cash increase in incentive compensation related to expected performance share expense.
The exploration expense guidance below excludes $17 - $22 million of underground mine development and support costs associated with Silvertip.
Note that Las Chispas guidance reflects results from the February 14, 2025 closing of the acquisition. Additionally, Las Chispas cost guidance excludes the effects of the SilverCrest purchase price allocation.

2025 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Las Chispas	42,500 - 52,500	4,250 - 5,250
Palmarejo	95,000 - 105,000	5,400 - 6,500
Rochester	60,000 - 75,000	7,000 - 8,300
Kensington	92,500 - 107,500	—
Wharf	90,000 - 100,000	50 - 200
Total	380,000 - 440,000	16,700 - 20,250

2025 Adjusted Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Las Chispas (co-product)	$850 - $950	$9.25 - $10.25
Palmarejo (co-product)	$950 - $1,150	$17.00 - $18.00
Rochester (co-product)	$1,250 - $1,450	$14.50 - $16.50
Kensington	$1,700 - $1,900	—
Wharf (by-product)	$1,250 - $1,350	—

2025 Capital, Exploration and G&A Guidance

	Previous	Updated
	($M)	($M)
Capital Expenditures, Sustaining	$132 - $156	$142 - $156
Capital Expenditures, Development	$55 - $69	$55 - $69
Exploration, Expensed	$67 - $77	$67 - $77
Exploration, Capitalized	$10 - $16	$10 - $16
General & Administrative Expenses	$44 - $48	$48 - $52

Note: The Company’s guidance figures assume estimated prices of $2,700/oz gold and $30.00/oz silver as well as CAD of 1.425 and MXN of 20.50. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its second quarter 2025 financial results on August 7, 2025 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, Aoife McGrath, Senior Vice President, Exploration, and other members of management. A replay of the call will be available through August 14, 2025.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        454 62 87

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Las Chispas silver-gold mine in Sonora, Mexico, the Palmarejo gold-silver complex in Chihuahua, Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding cash flow, production growth, costs, capital expenditures, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the gold stream agreement at Palmarejo, anticipated production, and costs and expenses and operations at Las Chispas, Palmarejo, Rochester, Kensington and Wharf. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, risks associated with the continued integration of the recent acquisition of SilverCrest, the risk that the Rochester expansion does not sustain planned performance, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, impacts from tariffs or other trade barriers, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Vice President, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2024.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Future borrowing under the RCF may be subject to certain financial covenants. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity.
2. As of June 30, 2025, Coeur had no outstanding borrowings and $20.2 million in outstanding letters of credit under its RCF. Future borrowing under the RCF may be subject to certain financial covenants.
3. Percentage based on the midpoint of 2025 guidance ranges.
4. Excludes amortization.
5. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Average Gold Spot Price Per Ounce	$3,280	$2,860	$2,663	$2,474	$2,338
Average Silver Spot Price Per Ounce	$33.68	$31.88	$31.38	$29.43	$28.45
Average Zinc Spot Price Per Pound	$1.20	$1.29	$1.38	$1.26	$1.29
Average Lead Spot Price Per Pound	$0.88	$0.89	$0.91	$0.92	$0.98

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606

Attention: Jeff Wilhoit, Senior Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2025	December 31, 2024
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$111,646	$55,087
Receivables	60,640	29,930
Inventory	201,679	78,617
Ore on leach pads	129,469	92,724
Prepaid expenses and other	22,875	16,741
	526,309	273,099
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	2,794,687	1,817,616
Goodwill	613,355	—
Ore on leach pads	102,078	106,670
Restricted assets	9,381	8,512
Receivables	14,447	19,583
Other	90,693	76,267
TOTAL ASSETS	$4,150,950	$2,301,747
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$141,511	$125,877
Accrued liabilities and other	139,145	156,609
Debt	29,889	31,380
Reclamation	17,129	16,954
	327,674	330,820
NON-CURRENT LIABILITIES
Debt	350,833	558,678
Reclamation	257,903	243,538
Deferred tax liabilities	326,223	7,258
Other long-term liabilities	59,930	38,201
	994,889	847,675
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 900,000,000 shares, 642,701,753 issued and outstanding at June 30, 2025 and 399,235,632 at December 31, 2024	6,426	3,992
Additional paid-in capital	5,780,143	4,181,521
Accumulated deficit	(2,958,182)	(3,062,261)
	2,828,387	1,123,252
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,150,950	$2,301,747

.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	In thousands, except share data
Revenue	$480,650	$222,026	$840,712	$435,086
COSTS AND EXPENSES
Costs applicable to sales(1)	229,454	144,717	433,720	290,714
Amortization	61,421	27,928	104,514	55,225
General and administrative	13,250	11,241	27,162	25,645
Exploration	23,256	12,874	42,938	23,365
Pre-development, reclamation, and other	13,161	8,590	30,114	26,818
Total costs and expenses	340,542	205,350	638,448	421,767
Income or loss from operations	140,108	16,676	202,264	13,319
OTHER INCOME (EXPENSE), NET
Gain (loss) on debt extinguishment	—	(21)	—	417
Fair value adjustments, net	4	—	(342)	—
Interest expense, net of capitalized interest	(8,251)	(13,162)	(18,701)	(26,109)
Other, net	1,460	5,122	1,866	7,895
Total other income (expense), net	(6,787)	(8,061)	(17,177)	(17,797)
Income (loss) before income and mining taxes	133,321	8,615	185,087	(4,478)
Income and mining tax (expense) benefit	(62,595)	(7,189)	(81,008)	(23,213)
NET INCOME (LOSS)	$70,726	$1,426	$104,079	$(27,691)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	—	(10,881)	—	(18,507)
Reclassification adjustments for realized (gain) loss on cash flow hedges	—	17,028	—	17,176
Other comprehensive income (loss)	—	6,147	—	(1,331)
COMPREHENSIVE INCOME (LOSS)	$70,726	$7,573	$104,079	$(29,022)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$0.11	$0.00	$0.18	$(0.07)

Diluted	$0.11	$0.00	$0.18	$(0.07)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$70,726	$1,426	$104,079	$(27,691)
Adjustments:
Amortization	61,421	27,928	104,514	55,225
Accretion	4,900	4,154	9,632	8,230
Deferred taxes	(12,204)	(9,217)	(29,557)	(4,788)
Gain on debt extinguishment	—	21	—	(417)
Fair value adjustments, net	(4)	—	342	—
Stock-based compensation	4,217	2,732	7,515	6,980
Write-downs	—	—	—	3,235
Deferred revenue recognition	(192)	(118)	(42,508)	(55,277)
Acquired inventory purchase price allocation	29,680	—	56,720	—
Other	3,029	556	4,552	11,378
Changes in operating assets and liabilities:
Receivables	(4,766)	3,180	(821)	(2,136)
Prepaid expenses and other current assets	2,424	4,176	84,489	3,537
Inventory and ore on leach pads	(14,125)	(19,774)	(22,473)	(39,468)
Accounts payable and accrued liabilities	61,845	185	(1,898)	40,570
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	206,951	15,249	274,586	(622)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(60,807)	(51,405)	(110,809)	(93,488)
Acquisitions, net	239	—	103,635	—
Proceeds from the sale of assets	80	—	80	24
Other	(85)	(148)	(175)	(215)
CASH USED IN INVESTING ACTIVITIES	(60,573)	(51,553)	(7,269)	(93,679)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	9,147	—	9,449	22,823
Issuance of notes and bank borrowings, net of issuance costs	47,000	115,000	146,500	250,000
Payments on debt, finance leases, and associated costs	(164,731)	(71,653)	(356,965)	(163,878)
Share repurchases	(2,004)	—	(2,004)	—
Other financing activities	(2,184)	(31)	(7,905)	(1,810)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(112,772)	43,316	(210,925)	107,135
Effect of exchange rate changes on cash and cash equivalents	496	(361)	204	(321)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	34,102	6,651	56,596	12,513
Cash, cash equivalents and restricted cash at beginning of period	79,368	69,240	56,874	63,378
Cash, cash equivalents and restricted cash at end of period	$113,470	$75,891	$113,470	$75,891

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 2Q 2025	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Net income (loss)	$190,670	$70,726	$33,353	$37,852	$48,739	$1,426
Interest expense, net of capitalized interest	43,868	8,251	10,450	11,887	13,280	13,162
Income tax provision (benefit)	125,245	62,595	18,413	18,420	25,817	7,189
Amortization	174,263	61,421	43,093	36,533	33,216	27,928
EBITDA	534,046	202,993	105,309	104,692	121,052	49,705
Fair value adjustments, net	342	(4)	346	—	—	—
Foreign exchange (gain) loss	(2,517)	(246)	758	(1,321)	(1,708)	(2,089)
Asset retirement obligation accretion	18,180	4,900	4,732	4,315	4,233	4,154
Inventory adjustments and write-downs	6,309	1,598	1,928	1,552	1,231	1,071
(Gain) loss on sale of assets	377	117	186	(102)	176	640
RMC bankruptcy distribution	(132)	(37)	—	(95)	—	(1,199)
(Gain) loss on debt extinguishment	—	—	—	—	—	21
Transaction costs	20,227	2,823	8,887	7,541	976	—
Kensington royalty settlement	(67)	28	(95)	—	—	419
Mexico arbitration matter	3,629	1,740	410	152	1,327	1,138
Flow-through share premium	(2,313)	(112)	(585)	(369)	(1,247)	(1,456)
COVID-19	1	—	—	—	1	3
Acquired inventory purchase price	56,721	29,681	27,040	—	—	—
Adjusted EBITDA	$634,803	$243,481	$148,916	$116,365	$126,041	$52,407
Revenue	$1,459,632	$480,650	$360,062	$305,444	$313,476	$222,026
Adjusted EBITDA Margin	43%	51%	41%	38%	40%	24%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Net income (loss)	$70,726	$33,353	$37,852	$48,739	$1,426
Fair value adjustments, net	(4)	346	—	—	—
Foreign exchange loss (gain)(1)	28,072	574	265	(2,247)	(2,950)
(Gain) loss on sale of assets	117	186	(102)	176	640
RMC bankruptcy distribution	(37)	—	(95)	—	(1,199)
(Gain) loss on debt extinguishment	—	—	—	—	21
Transaction costs	2,823	8,887	7,541	976	—
Kensington royalty settlement	28	(95)	—	—	419
Mexico arbitration matter	1,740	410	152	1,327	1,138
Flow-through share premium	(112)	(585)	(369)	(1,247)	(1,456)
COVID-19	—	—	—	1	3
Acquired inventory purchase price	29,681	27,040	—	—	—
Tax effect of adjustments	(5,633)	(10,230)	142	(568)	(1,447)
Adjusted net income (loss)	$127,401	$59,886	$45,386	$47,157	$(3,405)

Adjusted net income (loss) per share - Basic	$0.20	$0.12	$0.12	$0.12	$(0.01)
Adjusted net income (loss) per share - Diluted	$0.20	$0.11	$0.11	$0.12	$(0.01)
(1) Includes the impact of foreign exchange rates on deferred tax balances of $28.3 million, $(0.2) million, $1.6 million, $(0.5) million and $(0.9) million for the three months ended June 30 and March 31, 2025 and December 31, September 30 and June 30, 2024, respectively.

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Cash flow from operations	$206,951	$67,635	$63,793	$111,063	$15,249
Capital expenditures	60,807	50,002	47,720	41,980	51,405
Free cash flow	$146,144	$17,633	$16,073	$69,083	$(36,156)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2Q 2025	1Q 2025	4Q 2024	3Q 2024	2Q 2024
Cash provided by (used in) operating activities	$206,951	$67,635	$63,793	$111,063	$15,249
Changes in operating assets and liabilities:
Receivables	4,766	(3,945)	(16)	(1,616)	(3,180)
Prepaid expenses and other	(2,424)	(82,065)	408	352	(4,176)
Inventories	14,125	8,348	15,852	14,320	19,774
Accounts payable and accrued liabilities	(61,845)	63,743	(1,485)	(37,187)	(185)
Operating cash flow before changes in working capital	$161,573	$53,716	$78,552	$86,932	$27,482

Net Debt and Leverage Ratio

(Dollars in thousands)	2Q 2025	1Q 2025		4Q 2024	3Q 2024	2Q 2024
Total debt	$380,722	$498,269		$590,058	$605,183	$629,327
Cash and cash equivalents	(111,646)	(77,574)		(55,087)	(76,916)	(74,136)
Net debt	$269,076	$420,695	$534,971	$534,971	$528,267	$555,191

Net debt	$269,076	$420,695		$534,971	$528,267	$555,191
Last Twelve Months Adjusted EBITDA	$634,803	$443,729		$339,152	$287,079	$191,686
Leverage ratio	0.4	0.9		1.6	1.8	2.9

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$80,122	$58,109	$64,676	$56,304	$30,542	$928	$290,681
Amortization	(22,375)	(9,406)	(16,748)	(10,221)	(1,549)	(928)	(61,227)
Costs applicable to sales	$57,747	$48,703	$47,928	$46,083	$28,993	$—	$229,454
Inventory Adjustments	(523)	(147)	(489)	(222)	(191)	—	(1,572)
Acquired inventory purchase price allocation	(29,681)	—	—	—	—	—	(29,681)
By-product credit	—	—	—	(41)	(1,188)	—	(1,229)
Adjusted costs applicable to sales	$27,543	$48,556	$47,439	$45,820	$27,614	$—	$196,972

Metal Sales
Gold ounces	16,025	26,782	13,881	26,751	23,509	—	106,948
Silver ounces	1,479,410	1,720,383	1,437,811	—	34,916	—	4,672,520
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	52%	49%	49%	100%	100%
Silver	48%	51%	51%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$894	$888	$1,675	$1,713	$1,175		$1,260
Silver ($/oz)	$8.94	$14.39	$16.83			$—	$13.41
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$51,770	$52,884	$63,443	$49,627	$28,511	$946	$247,181
Amortization	(8,936)	(9,181)	(14,907)	(7,471)	(1,474)	(946)	(42,915)
Costs applicable to sales	$42,834	$43,703	$48,536	$42,156	$27,037	$—	$204,266
Inventory Adjustments	(900)	(164)	(372)	(339)	(131)	—	(1,906)
Acquired inventory purchase price allocation	(27,040)						(27,040)
By-product credit	—	—	—	(36)	(1,608)	—	(1,644)
Adjusted costs applicable to sales	$14,894	$43,539	$48,164	$41,781	$25,298	$—	$173,676

Metal Sales
Gold ounces	9,607	22,713	14,713	22,205	20,078	—	89,316
Silver ounces	923,723	1,636,386	1,282,010	—	50,034	—	3,892,153
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	48%	46%	51%	100%	100%
Silver	52%	54%	49%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$744	$882	$1,670	$1,882	$1,260		$1,330
Silver ($/oz)	$8.38	$14.37	$18.41			$—	$14.28
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$55,032	$67,406	$48,195	$23,665	$799	$195,097
Amortization	(9,550)	(15,858)	(8,547)	(1,607)	(799)	(36,361)
Costs applicable to sales	$45,482	$51,548	$39,648	$22,058	$—	$158,736
Inventory Adjustments	(76)	(1,190)	(182)	(56)	—	(1,504)
By-product credit	—	—	43	(1,680)	—	(1,637)
Adjusted costs applicable to sales	$45,406	$50,358	$39,509	$20,322	$—	$155,595

Metal Sales
Gold ounces	22,353	14,824	25,839	22,539		85,555
Silver ounces	1,596,875	1,570,448		54,000	—	3,221,323
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	44%	44%	100%	100%
Silver	56%	56%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$894	$1,495	$1,529	$902		$1,192
Silver ($/oz)	$15.92	$17.96			$—	$16.93
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,439	$49,640	$45,711	$34,198	$794	$189,782
Amortization	(11,984)	(10,231)	(7,612)	(2,419)	(794)	(33,040)
Costs applicable to sales	$47,455	$39,409	$38,099	$31,779	$—	$156,742
Inventory Adjustments	(572)	(536)	50	(119)	—	(1,177)
By-product credit	—	—	12	(1,332)	—	(1,320)
Adjusted costs applicable to sales	$46,883	$38,873	$38,161	$30,328	$—	$154,245

Metal Sales
Gold ounces	28,655	9,186	24,800	34,272	—	96,913
Silver ounces	1,860,976	1,098,407	—	45,118	—	3,004,501
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	41%	100%	100%
Silver	50%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$818	$1,735	$1,539	$885		$1,113
Silver ($/oz)	$12.60	$20.88			$—	$15.67
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,070	$45,225	$47,166	$20,181	$790	$172,432
Amortization	(10,843)	(8,570)	(6,445)	(1,067)	(790)	(27,715)
Costs applicable to sales	$48,227	$36,655	$40,721	$19,114	$—	$144,717
Inventory Adjustments	(252)	(617)	55	(149)	—	(963)
By-product credit	—	—	50	(1,760)	—	(1,710)
Adjusted costs applicable to sales	$47,975	$36,038	$40,826	$17,205	$—	$142,044

Metal Sales
Gold ounces	24,313	8,150	23,539	20,930	—	76,932
Silver ounces	1,542,395	985,269		65,063	—	2,592,727
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	41%	100%	100%
Silver	49%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,006	$1,813	$1,734	$822		$1,264
Silver ($/oz)	$15.24	$21.58			$—	$17.71
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales for 2025 Guidance

In thousands (except metal sales and per ounce amounts)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$144,729	$245,767	$275,743	$222,569	$130,856
Amortization	(45,992)	(38,779)	(75,033)	(43,903)	(7,105)
Costs applicable to sales	$98,737	$206,988	$200,710	$178,666	$123,751
By-product credit	—	—	—	—	(2,824)
Adjusted costs applicable to sales	$98,737	$206,988	$200,710	$178,666	$120,927

Metal Sales
Gold ounces	52,000	100,018	68,000	104,271	95,454
Silver ounces	5,240,757	6,006,911	7,752,237		94,138

Revenue Split
Gold	48%	50%	44%	100%	100%
Silver	52%	50%	56%

Adjusted costs applicable to sales
Gold ($/oz)	$850 - $950	$950 - $1,150	$1,250 - $1,450	$1,700 - $1,900	$1,250 - $1,350
Silver ($/oz)	$9.25 - $10.25	$17.00 - $18.00	$14.50 - $16.50